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    EXHIBIT (11) -- COMPUTATION OF EARNINGS PER SHARE

    NATIONAL CITY CORPORATION
    (Dollars in Thousands, Except Per Share Amounts)


                                                                            FOR THE CALENDAR YEAR
                                                               -------------------------------------------
                                                                  1993            1992            1991
                                                               ------------    ------------    -----------
    PRIMARY:
    --------
       Net Income                                                 $403,997        $346,923        $236,805
         Less Preferred Dividend Requirements                       15,966          16,000          11,200
                                                               -----------     -----------     -----------
       Net Income Applicable to Common Stock                      $388,031        $330,923        $225,605
                                                               ===========     ===========     ===========

       Average Common Shares Outstanding                       161,163,816     158,011,980     154,430,222
                                                               ===========     ===========     ===========
       Net Income Per Share - Primary                                $2.41           $2.09           $1.46
                                                               ===========     ===========     ===========

    ASSUMING FULL DILUTION:
    -----------------------
       Net income                                                 $403,997        $346,923        $236,805
                                                               ===========     ===========     ===========

       Average Common Shares Outstanding                       161,163,816     158,011,980     154,430,222

       Pro Forma Effect of Assumed Conversion
         of 8% Cumulative Convertible
         Preferred Stock                                         9,455,420       9,535,160       6,713,798

       Pro Forma Average Fully Diluted Common
         Shares Outstanding Assuming Exercise
         of all Outstanding Stock Options as of
         the Beginning of Year or Date of Grant,
         if Later                                                   64,276         518,232       1,840,892
                                                               -----------     -----------     -----------
       Pro Forma Fully Diluted Common
         Shares Outstanding                                    170,683,512     168,065,372     162,984,912
                                                               ===========     ===========     ===========
       Pro Forma Fully Diluted Net Income
         Per Share                                                   $2.37           $2.06           $1.45
                                                               ===========     ===========     ===========